Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-58671, 333-03957, 333-11151, 333-51994, 333-85542, 333-85546, 333-142985 and 333-167123 of The Williams Companies, Inc., on Form S-8, and Registration Statement Nos. 333-29185, 333-106504, and 333-159559 of The Williams Companies, Inc., on Form S-3 of our report dated February 23, 2011 relating to the financial statements of Gulfstream Natural Gas System, L.L.C., appearing in this Current Report on Form 8-K dated June 1, 2011 of The Williams Companies, Inc.
/s/ Deloitte & Touche LLP
Houston, Texas
June 1, 2011